Exhibit 3.1.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF EHEALTH, INC.

eHealth, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY that:

FIRST: The name of the Corporation is eHealth, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was February 22, 2002 under the name eHealth, Inc.

THIRD: The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section A of Article IV of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“A. Classes of Stock. This corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock”, “Class A Nonvoting Common Stock” (herein referred to as “Class A Common Stock”) and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is Sixty-Nine Million Seven Hundred Thousand (69,700,000) shares. Forty-five Million (45,000,000) shares shall be Common Stock, One Million Six Hundred Thousand (1,600,000) shall be Class A Common Stock and Twenty-Three Million One Hundred Thousand (23,100,000) shares shall be Preferred Stock, each with a par value of $0.001 per share.

FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation has been executed by its duly authorized Chief Executive Officer, President and Secretary on this 16th day of December, 2005.

/s/ Gary Lauer
Gary Lauer
Chief Executive Officer and President

/s/ Bruce Telkamp
Bruce Telkamp
Secretary

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EHEALTH, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

eHealth, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is eHealth, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 22, 2002.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is eHealth, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Classes of Stock. This corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Class A Nonvoting Common

Stock” (herein referred to as “Class A Common Stock”) and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is Sixty-Four Million Seven Hundred Thousand (64,700,000) shares. Forty Million (40,000,000) shares shall be Common Stock, One Million Six Hundred Thousand (1,600,000) shares shall be Class A Common Stock and Twenty-Three Million One Hundred Thousand (23,100,000) shares shall be Preferred Stock, each with a par value of $0.001 per share.

B. Rights, Preferences and Restrictions. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Five Million Two Hundred Thousand (5,200,000) shares (the “Series A Preferred Stock”), the Series B Preferred Stock, which series shall consist of Four Million Nine Hundred Thousand (4,900,000) shares (the “Series B Preferred Stock”) and the Series C Preferred Stock, which series shall consist of Thirteen Million (13,000,000) shares (the “Series C Preferred Stock”), are as set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation’s Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1. Dividend Provisions.

(a) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of shares of Series A, Series B and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock or Class A Common Stock of this corporation, at the rate of (i) in the case of the Series A Preferred Stock, $.1875 per share per annum, (ii) in the case of the Series B Preferred Stock, $.7944 per share per annum and (iii) in the case of the Series C Preferred Stock, $0.2294 per share per annum (each amount as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares) or, if greater (as determined on a per annum basis and on an as converted basis for the Series A, Series B and Series C Preferred

Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. Any partial payment will be made among the holders of the Series A, Series B and Series C Preferred Stock in proportion to the payment each such holder is otherwise entitled to receive.

Unless full dividends on the Series A, Series B and Series C Preferred Stock for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) shall be paid or declared, and no distribution shall be made, on any share of Common Stock or Class A Common Stock.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A, Series B and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock or Class A Common Stock by reason of their ownership thereof, (i) for the Series A Preferred Stock, an amount per share equal to the sum of (A) $2.343 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) and (B) declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like), (ii) for the Series B Preferred Stock, an amount per share equal to the sum of (A) $9.93 for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”) and (B) declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like); and (iii) for the Series C Preferred Stock, an amount per share equal to the sum of (A) $2.867 for each outstanding share of Series C Preferred Stock (the “Original Series C Issue Price”, and together with the Original Series A Issue Price and the Original Series B Issue Price, the “Original Issue Price”) and (B) declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B and Series C Preferred Stock in proportion to the amounts each such holder is otherwise entitled to receive.

(b) Upon completion of the distribution required by subsection (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock or Class A Common Stock pro rata based on the number of shares of Common Stock or Class A Common Stock held by each.

(c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Series A, Series B and Series C Preferred Stock then outstanding shall determine otherwise, voting together as a single class and not as a separate series, and on an as-converted basis), (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation, but excluding the reorganization, merger or consolidation with any directly or indirectly wholly-owned subsidiary of this corporation; (B) a sale or other distribution of all or substantially all of the assets of this corporation or (C) the exclusive license in substantially all major geographic areas of all or substantially all of this corporation’s intellectual property in all applicable fields.

(i) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(ii) In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B and Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

(iii) This corporation shall give each holder of record of Series A, Series B and Series C Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3. Redemption. The Series A, Series B and Series C Preferred Stock are not redeemable.

4. Conversion. The holders of the Series A, Series B and Series C Preferred Stock and holders of Class A Common Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A, Series B and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A, Series B and Series C Preferred Stock shall be the Original Issue Price for such series; provided, however, that the Conversion Price for the Series A, Series B and Series C Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b) Automatic Conversion.

(i) Each share of Series A, Series B and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series immediately upon the earlier of (A) the consummation of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which was not less than 2.5 times the Original Series C Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $30,000,000 in the aggregate (a “Qualified IPO”) or (B) the date specified by written consent or agreement of the holders of two-thirds of the then outstanding shares of Series A, Series B and Series C Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(ii) Each share of Class A Common Stock shall automatically be converted into one-eighth (0.125) of a fully paid and nonassessable share of Common Stock upon the earlier of (A) a Qualified IPO or (B) the dated specified by a resolution adopted by this corporation’s Board of Directors.

(c) Mechanics of Conversion. Before any holder of Series A, Series B or Series C Preferred Stock or Class A Common Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion shall not be deemed to have converted such stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A, Series B and Series C Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, after the date upon which any shares of Series C Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) plus the number of shares of such Additional Stock. However, the foregoing calculation shall not take into account shares deemed issued pursuant to Section 4(d)(i)(E) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock that has given rise to the Conversion Price adjustment being calculated. In addition to the foregoing, if this corporation shall issue, after the Purchase Date, any Additional Stock (excluding shares of Series C Preferred Stock) for a consideration per share less than the Conversion Price for the Series B Preferred Stock, but greater than or equal to the Conversion Price for the Series C Preferred Stock, as each such Conversion Price is in effect immediately prior to the issuance of such Additional Stock (a “Dilutive Issuance”), then the Conversion Price for the Series C Preferred Stock then in effect immediately prior to each such Dilutive Issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the quotient determined by dividing (a) $77,500,000 by (b) the sum of (i) 27,027,626 shares and (ii) the number of Dilutive Shares (as defined below) from such Dilutive Issuance, and the denominator shall be $2.867. “Dilutive Shares” shall mean the difference between (a) the number of shares of Common Stock into which all outstanding shares of Series B Preferred Stock are convertible immediately following a Dilutive Issuance and (b) the number of shares of Common Stock into which all outstanding shares of Series B Preferred Stock are convertible immediately preceding such Dilutive Issuance. All such figures in the abovementioned equations shall be as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like

(A) No adjustment of the Conversion Price for the Series A, Series B or Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(B) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(C) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, or in the event any Additional Stock is issued together with other shares or securities or assets of this corporation which covers both, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(D) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe or otherwise acquire for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration (without taking into account potential antidilution adjustments) equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the Conversion Price of the Series A, Series B or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A, Series B or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Up to (1) 12,400,000 shares of Common Stock and (2) 1,600,000 shares of Class A Common Stock, including any shares of Common Stock issued or issuable upon conversion of the Class A Common Stock, issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, including at least one director elected by the holders of Series A Preferred Stock, of this corporation; provided, however, that an issuance may exceed this maximum if such issuance is approved by at least one of the directors appointed by the holders of Series A, Series B or Series C Preferred Stock;

(C) Common Stock issued pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Securities Act;

(D) Common Stock issued or issuable pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Purchase Date;

(E) Common Stock issued or issuable in connection with a bona fide business acquisition of or by this corporation, whether by merger,

consolidation, sale of assets, sale or exchange of stock or otherwise approved by the Board of Directors; or

(F) the issuance of Common Stock or warrants or other rights to acquire up to 750,000 shares of Common Stock or Preferred Stock pursuant to credit, license, joint venture or corporate partnering transactions for which this corporation is a party, provided such transactions are for other than primarily equity financing purposes and approved by the Board of Directors; provided, however, that an issuance may exceed this maximum if such issuance is approved by at least one of the directors appointed by the holders of Series A, Series B or Series C Preferred Stock.

(iii) In the event this corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A, Series B and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination consolidation, by reclassification or otherwise of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A, Series B and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A, Series B and Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A, Series B and Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A, Series B and Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A, Series B and Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A, Series B and Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B and Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B and Series C Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A, Series B and Series C Preferred Stock and Class A Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B and Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section (h)(i), be delivered upon any such conversion, this corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series A, Series B or Series C Preferred Stock or Class A Common Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B and Series C Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B or Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A, Series B or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A, Series B and Series C Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or to effect any reclassification of its Common Stock this corporation shall mail to each holder of Series A, Series B and Series C Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B and Series C Preferred Stock and Class A Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B and Series C Preferred Stock and Class A Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B and Series C Preferred Stock and Class A Common Stock, in addition to such other remedies as shall be available to the holder of such stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A, Series B and Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(l) Issue Taxes. This corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A, Series B and Series C Preferred Stock pursuant hereto.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Series A, Series B and Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A, Series B and Series C Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B and Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as at least one-third of the shares of Series A Preferred Stock originally issued remain outstanding, the holders of such shares of Series A Preferred Stock shall be entitled to elect two (2) directors of this corporation at each annual election of directors. As long as at least one-third of the shares of Series C Preferred Stock originally issued remain outstanding, the holders of such shares of Series C Preferred Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this corporation at each annual election of directors. The holders of Series A, Series B and Series C Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

6. Protective Provisions.

(a) Series A Preferred Stock. Subject to the rights of series of Preferred Stock that may from time to time come into existence, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a two-thirds of the then outstanding shares of Series A Preferred Stock:

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares; or

(ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(b) Series B Preferred Stock. Subject to the rights of series of Preferred Stock that may from time to time come into existence, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a two-thirds of the then outstanding shares of Series B Preferred Stock:

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares; or

(ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

(c) Series C Preferred Stock. Subject to the rights of series of Preferred Stock that may from time to time come into existence, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a two-thirds of the then outstanding shares of Series C Preferred Stock:

(i) alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares; or

(ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock;

(d) Series A, Series B and Series C Preferred Stock. Subject to the rights of series of Preferred Stock that may from time to time come into existence, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty percent (80%) of the then outstanding shares of Series A, Series B and Series C Preferred Stock, voting as a single class and not as a separate series and on an as-converted basis:

(i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a directly or indirectly wholly-owned subsidiary of this corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of (other than a directly or indirectly wholly-owned subsidiary of this corporation) unless the consideration received per share of Series B Preferred Stock in such transaction (or series of related transactions) is at least $17.3775 (as adjusted for any stock splits, stock dividends, recapitalizations or the like); or

(ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over the Series A, Series B or Series C Preferred Stock with respect to dividends, liquidation, redemption, conversion or voting.

7. Status of Converted Stock. In the event any shares of Series A, Series B or Series C Preferred Stock shall be converted pursuant to Section 4 hereof,

the shares so converted shall be cancelled and shall not be issuable by this corporation. The Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C. Common Stock and Class A Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and Class A Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock and Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section (B)(2)(b) of Article IV hereof.

3. Redemption. The Common Stock and Class A Common Stock are not redeemable.

4. Voting Rights.

(a) The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. There shall be no cumulative voting.

(b) Except as otherwise required by law, the holder of each share of Class A Common Stock will have no right to vote such share of Class A Common Stock on any matters to be voted on by this corporation’s stockholders and shall not be entitled to notice of any stockholders’ meetings.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

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THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President and the Secretary of this corporation on this 16th day of May, 2005.

/s/ Gary Lauer
Gary Lauer, President

/s/ Bruce Telkamp
Bruce Telkamp, Secretary